CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-31869, 333-51818 and 333-152035 of General Cable Corporation on Form S-8 of our report dated June 27, 2016, relating to the financial statements and supplemental schedule of the General Cable Savings Plan, appearing in this Annual Report on Form 11-K of the General Cable Savings Plan for the year ended December 31, 2015.

/s/ Cincinnati, Ohio
June 27, 2016